EXHIBIT 12.01

EASTMAN CHEMICAL COMPANY AND SUBSIDIARIES

Computation of Ratios of Earnings to Fixed Charges

	First Quarter
(Dollars in millions)	2008	2007

Earnings from continuing operations before income taxes (1)	$153	$140
Add:
Interest expense	26	28
Appropriate portion of rental expense (2)	5	5
Amortization of capitalized interest	2	2
Earnings as adjusted	$186	$175

Fixed charges:
Interest expense	26	28
Appropriate portion of rental expense (2)	5	5
Capitalized interest	5	5
Total fixed charges	$36	$38

Ratio of earnings to fixed charges	5.2	4.6

(1)
Because the Company has exited the PET business in the European region, results related to sales of PET products manufactured at the Spain, the Netherlands, and United Kingdom sites are presented as discontinued operations for all periods presented.  For additional information, see Note 2, "Discontinued Operations", to the Company's unaudited consolidated financial statements in Part I, Item 1 of this quarterly report on Form 10-Q.

(2)	For all periods presented, the interest component of rental expense is estimated to equal one-third of such expense.

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